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The Quantum Group Launches Industry-Leading

Innovation Incentive Program

Empowers invention for the healthcare industry

WELLINGTON, Fla. (April 30, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WSA, QGP.WSB) (www.QuantumMD.com) announced today that the Compensation Committee and Board of Directors have authorized a unique incentive approach, called the Quantum Innovation Incentive Program (QuIIP), to foster invention and further progress the culture of innovation among Quantum employees.  The program, for which all active employees and consultants are eligible, provides significant financial rewards for inventions and innovations that help further Company initiatives to drive greater operational efficiencies and communications poised to revolutionize the healthcare industry.

The QuIIP program will be led by Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer.  Martinez noted, “The force behind our innovations is based on three Quantum principles:  ‘empower patients, enable healthcare providers and enrich the science of healthcare.’  As a knowledge driven Company, Quantum’s employees are adept at consistently pushing the envelope and looking for new methods to improve upon the efficiencies in healthcare.  QuIIP now provides the fuel for us to strengthen our position as a leading force for introducing new and innovative solutions to enrich the healthcare industry by further empowering our employees to take action.”

Martinez further noted that it is rare, if not unheard of, for a company in the healthcare services arena to create patentable inventions and processes.  It is this innovative culture, which drove Martinez, a former IBM executive, to join the leadership team at Quantum in 2007.

Susan Darby Guillama, Executive Vice President and Chief Administrative Officer for The Quantum Group, leads cross-functional teams providing all support services for the ongoing growth and development of Quantum and each of its subsidiaries.  She is responsible for attracting top talent to Quantum and has been the force behind the culture of the Company since its inception.  Guillama stated, “Our culture of innovation and dedication to providing leadership in the industry is what has attracted the caliber of professionals in our ranks.  The QuIIP initiative takes our culture to the next level by providing the proper incentive and tools to encourage our employees and consultants to take pen to paper and provide a vehicle for their ideas to come to life.”

Guillama continued, “Through QuIIP, we expect to accelerate our ability to attract top talent in the U.S. to work in our dynamic environment.  We attract QMates (as we refer to employees) with our philosophy - we work hard and play hard, and have combined this with a dedication to community service.  With QuIIP, we strengthen our commitment to reward results well.”

Mr. Martinez added, “Our nine provisional business process patent applications came as a direct result of our employees’ commitment to innovation and the culture we have worked to foster at The Quantum Group.” Martinez elaborated, “By providing for a share in royalties of each patented innovation that QMates create, I fully expect a number of our future inventions to evolve as the direct result of this program.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through 1,900+ healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800